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                                                                 Exhibit 10.12.1

March 26, 2002

John Emery
C/o MeriStar Hotels & Resorts, Inc.
8262 Private Lane
Annandale, VA  22003


         Re: Employment Agreement dated April 1, 2000 between MeriStar Hotels & Resorts, Inc. and MeriStar Management Company, LLC

Dear John:

         Your Employment Agreement is hereby amended, effective as of November 1, 2001, as follows:

                  Sections 2(a) and (c) of the Employment Agreement are amended to reflect that you will serve in the position of, and maintain the title of, "President and Chief Operating Officer" of the Company and LLC.

                  Newly added Section 2(d): "While it is understood that the right to elect directors of the Company is by law vested in the stockholders and directors of the Company, it is nevertheless mutually contemplated that, subject to such rights, during the Term the Executive will serve as a member of the Company's Board of Directors."

                  Section 3(a) of the Employment Agreement is amended to adjust your base salary amount to "an aggregate annual rate of not less than $230,000 per annum."

         Except as expressly amended hereby, all of the terms and conditions of your Employment Agreement shall remain in full force and effect. Please acknowledge your agreement to the above by signing and dating this letter in the space set forth below.

                                       Sincerely,



                                       Christopher L. Bennett
                                       Senior Vice President and General Counsel


Intended to be legally bound hereby,
The undersigned acknowledges and agrees
to all of the foregoing as of this 26
day of March, 2002.

/s/ John Emery
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John Emery